Exhibit 2.1

Second Amendment

to

INVESTMENT AGREEMENT

This Second Amendment to the Investment Agreement (this “Amendment”) is made and entered into as of March 4, 2015, by and among ZAIS Group Parent, LLC, a Delaware limited liability company (the “Company”), HF2 Financial Management Inc., a Delaware corporation (“Investor”), and the current members of the Company (the “Founder Members”).

WHEREAS, the Company, Investor and the Founder Members are parties to that certain Investment Agreement, dated as of September 16, 2014, as amended by the First Amendment dated October 31, 2014 (the “Agreement”);

WHEREAS, pursuant to Section 10.01 of the Agreement, the Company, Investor and the Founder Members now desire to amend the Agreement to, among other things, reduce the available cash proceeds closing condition threshold from $100,000,000 to $65,000,000; and

WHEREAS, in connection with this Amendment, the Investor intends to file a Current Report on 8-K (which shall also act as a supplement to the Proxy Statement) substantially in the form attached hereto as Exhibit A (the “Proxy Supplement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Agreement and this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Definitions. Capitalized terms used in this Amendment but not defined herein shall have the respective meanings given to them in the Agreement.

2.                  Amendment.

(a)               The definition of “Estimated Expense Payments Adjustment” in Section 1.01 of the Agreement is hereby amended by replacing “$10,000,000” with “$5,600,000.”

(b)                The definition of “Expense Payments Adjustment” in Section 1.01 of the Agreement is hereby amended by replacing “$10,000,000” with “$5,600,000.”

(c)               Section 2.01(a) of the Agreement is hereby amended to insert the following language immediately after the words “investment advisors”:

“but excluding the issuance of up to 150,000 shares of Class A Common Stock to investment advisors to the extent provided in Schedule 6.02 of the Investor Disclosure Schedules”

(d)                The first sentence of Section 6.13(b) of the Agreement is hereby amended by replacing the words “a tail policy” with the words “prior acts coverage”.

(e)               Section 7.03(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e) Cash Amount. After giving effect to the Redemption and the Expense Payments, the amount of cash in the Trust Account shall equal at least $65,000,000; provided that solely for purposes of this Section 7.03(e) (but for no other purposes of this Agreement) the issuance of promissory notes in an aggregate principal amount of $1,250,000 to investment advisors (and the amounts owed thereunder) shall not be considered an Expense Payment.

3.                  Consent. The Company and the Founder Members hereby consent to the Proxy Supplement and the transactions described in the Proxy Statement for all purposes under the Agreement.

4.                  Investor Disclosure Schedules. The Company and the Founder Members acknowledge that they have received a supplement to the Investor Disclosure Schedules and that such supplement is deemed to amend the Investor Disclosure Schedules.

5.                  No Other Modifications or Waivers. Except as specifically provided in this Amendment, there are no further amendments or modifications to the Agreement, and the Agreement remains in full force and effect. The execution, delivery and performance of this Amendment shall not operate as a waiver of any right, power or remedy of a party under, or a waiver of any provision of, the Agreement.

6.                  Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

7.                  Governing Law. This Amendment will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflicts of laws provisions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ZAIS GROUP PARENT, LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member

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HF2 FINANCIAL MANAGEMENT INC.

By:	/s/ R. Bradley Forth
	Name:	R. Bradley Forth
	Title:	Executive Vice President &
Chief Financial Officer

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Zugel Family Trust
By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
	Name:	Dorothy K. Scarlett
	Title:	President

/s/ Mark Mahoney
Mark Mahoney, as Trustee

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Family Trust u/a Christian M. Zugel 2005 GRAT
By: Fiduciary Trust International of Delaware, as Trustee

By:	/s/ Dorothy K. Scarlett
	Name:	Dorothy K. Scarlett
	Title:	President

/s/ Mark Mahoney
Mark Mahoney, as Trustee

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/s/ Christian Zugel
Christian Zugel

[Signature pages continue on the next page]

/s/ Sonia Zugel
Sonia Zugel

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/s/ Laureen Lim
Laureen Lim